UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 6, 2015

FBEC Worldwide, Inc.

(Exact name of registrant as specified in its charter)

714-462-9404

(Registrant's telephone number, including area code)

Wyoming	000-52297	47-3855542
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

1621 Central Ave

Cheyenne, WY 82001

(Address of principal executive offices) (Zip Code)

Frontier Beverage Company, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

In connection with the Board Meeting on July 30, 2015 of FBEC Worldwide Inc., a Wyoming Corporation, the Company decided that in the best interest of growing its new product line, Wolf Shot Energy Drink, that Jason Spatafora was appointed as the Chief Marketing Officer (“CMO”) and as a member of the Board of Directors of FBEC Worldwide Inc. for a term of one year, under an Employment Agreement. Mr. Spatafora will receive an annual salary of One Hundred Eighty Thousand Dollars ($180,000) to be paid in monthly increments of $15,000. Mr. Spatafora will receive a signing bonus of Ten Million (10,000,000) shares of restricted common stock of FBEC. Refer to Exhibit 10.1.

Jason Spatafora, age 36, is a social media phenom. Mr. Spatafora has greatly impacted the public marijuana sector through his alter ego ‘The Wolf of Weed Street’. He holds the biggest audiences in the marijuana sector through his twitter handle @wolfofweedst and has gained his notoriety by beating the Nasdaq in Q1 gains by 3000% when the marijuana craze began in 2014. He is the Co-founder of MarijuanaStocks.com which has become the premier marketing & advertising platform in the public cannabis space & has been featured in many publications such as Men’s Journal, Vice and BBC. Beyond that “The Wolf” as he’s called, is the quintessential “Potrepreneur” by developing and seeding disruptive start-up’s like Wolfofweedstreet.com, BudHub.ca, Potbnb.com FindaMarijuanadoctor.com. Mr. Spatafora has a double degree in English & Creative Writing from the University of Arizona. Prior to his emergence in the public cannabis space he was director of sales and marketing for a nation-wide disaster restoration firm.

Item 3.02 Unregistered Sales of Equity Securities.

On August 4, 2015, the Company issued a 10% interest bearing Convertible Promissory Note in the principal amount of $85,000 to Beaufort Capital Partners LLC, a New York Limited Liability Company("BCP"). The note includes an Original Issuer Discount (OID) of $10,000, and the Company received $75,000. Pursuant to the terms of the convertible promissory note, the 6 month maturity date is February 5, 2016 and the holders have the right to convert any portion of the principal amount thereof at a 35% discount to the lowest intra-day trading price within the twenty (20) trading days prior to a Conversion Notice submitted to the Issuer’s Transfer Agent.

On August 6, 2015, the Company issued a 10% interest bearing Convertible Promissory Note in the principal amount of $52,500 to Beaufort Capital Partners LLC, a New York Limited Liability Company("BCP"). The note includes an Original Issuer Discount (OID) of $7,500, and the Company received $45,000. Pursuant to the terms of the convertible promissory note, the 6 month maturity date is February 7, 2016 and the holders have the right to convert any portion of the principal amount thereof at a 35% discount to the lowest intra-day trading price within the twenty (20) trading days prior to a Conversion Notice submitted to the Issuer’s Transfer Agent.

5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the Board Meeting on July 30, 2015 of FBEC Worldwide Inc., a Wyoming Corporation, the Company decided that in the best interest of growing its new product line, Wolf Shot Energy Drink, that Jason Spatafora was appointed as the Chief Marketing Officer (“CMO”) and as a member of the Board of Directors of FBEC Worldwide Inc. for a term of one year, under an Employment Agreement. Mr. Spatafora will receive an annual salary of One Hundred Eighty Thousand Dollars ($180,000) to be paid in monthly increments of $15,000. Mr. Spatafora will receive a signing bonus of Ten Million (10,000,000) shares of restricted common stock of FBEC.

Jason Spatafora, age 36, is a social media phenom. Mr. Spatafora has greatly impacted the public marijuana sector through his alter ego ‘The Wolf of Weed Street’. He holds the biggest audiences in the marijuana sector through his twitter handle @wolfofweedst and has gained his notoriety by beating the Nasdaq in Q1 gains by 3000% when the marijuana craze began in 2014. He is the Co-founder of MarijuanaStocks.com which has become the premier marketing & advertising platform in the public cannabis space & has been featured in many publications such as Men’s Journal, Vice and BBC. Beyond that “The Wolf” as he’s called, is the quintessential “Potrepreneur” by developing and seeding disruptive start-up’s like Wolfofweedstreet.com, BudHub.ca, Potbnb.com FindaMarijuanadoctor.com. Mr. Spatafora has a double degree in English & Creative Writing from the University of Arizona. Prior to his emergence in the public cannabis space he was director of sales and marketing for a nation-wide disaster restoration firm.

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The Board of Directors has received the resignation of Darren Hamans on July 30, 2015 as a member of the Board of Directors. Mr. Hamans was appointed In connection with the Board Meeting on May 8, 2015 of FBEC Worldwide Inc., a Wyoming Corporation, the Company had acknowledged that the majority shareholder and subsequent Board of Directors appointed Darren Hamans as a Director and Member of the Board of Directors of FBEC Worldwide Inc. The Board of Directors had authorized the Employment Contract for Darren Hamans, inclusive of Salary and Stock. This Employment agreement has been terminated with no further obligations of any considerations. Mr. Hamans has entered into a new consulting agreement as an Independent Sales Representative for the HEMP Energy product. Refer to Exhibits 10.2 and 10.3.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Contract with Jason Spatafora dated July 30, 2015
10.2	Board Resolution Regarding Spatafora and Hamans dated July 30, 2015
10.3	Letter of Resignation from Hamans dated July 30, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FBEC WORLDWIDE, INC.

/s/ Robert S. Sand

Robert Sand, Chairman and Chief Executive Officer

August 6, 2015

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